            As filed with the Securities and Exchange Commission on May 18, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                   SCHEDULE TO
            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                            ------------------------
                                 EXTENSITY, INC.
                                (Amendment No. 1)
          (Name of Subject Company--Issuer and Filing Person--Offeror)
                            ------------------------
                        OPTIONS TO PURCHASE COMMON STOCK,
                           PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)
                            ------------------------
                                    302255104
                      (CUSIP Number of Class of Securities)
                            ------------------------
                                ROBERT A. SPINNER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 EXTENSITY, INC.
                          2200 POWELL STREET, SUITE 300
                          EMERYVILLE, CALIFORNIA 94608
                            TELEPHONE: (510) 594-5700
           (Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)
                              --------------------
                                   Copies to:
                              JAMES F. FULTON, JR.
                               COOLEY GODWARD LLP
                   FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL
                        PALO ALTO, CALIFORNIA 94306-2155
                            TELEPHONE: (650) 843-5000
                            FACSIMILE: (650) 745-7391

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION*       AMOUNT OF FILING FEE**
----------------------       ----------------------
   $31,836,968                        $6,367
   ===========                        ======


* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 4,824,514 shares of common stock of Extensity, Inc. having a weighted average exercise price of $6.599 as of May 1, 2001 will be exchanged pursuant to this offer.

** One-fiftieth of 1% of the value of the transaction, pursuant to Rule 0-11 of the Securities Exchange Act. The fee was previously paid with the filing on Schedule TO on May 4, 2001.

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(a)(2) And IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

    AMOUNT PREVIOUSLY PAID:                        FILING PARTY:

    FORM OR REGISTRATION NO.:                       DATE FILED:

[ ] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.


CHECK THE APPROPRIATE BOXES BELOW TO DESIGNATE ANY TRANSACTIONS TO WHICH THE STATEMENT RELATES:

[ ] Third-party tender offer subject to Rule 14d-1.
[X] Issuer tender offer subject to Rule 13e-4.
[ ] Going-private transaction subject to Rule 13e-3.
[ ] Amendment to Schedule 13D under Rule 13d-2.

CHECK THE FOLLOWING BOX IF THE FILING IS A FINAL AMENDMENT REPORTING THE RESULTS OF THE TENDER OFFER: [ ]



================================================================================

CUSIP NO. 302255104

                                  SCHEDULE TO

                             INTRODUCTORY STATEMENT

        This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 4, 2001, relating to our offer to exchange certain options to purchase shares of our common stock, par value $0.001 per share upon the terms and subject to the conditions described in the Offer to Exchange dated May 4, 2001.

ITEM 8. INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

        Item 8 is hereby amended and supplemented to add the following paragraph
(a):

        (a) Securities Ownership. The information set forth under Section 9 of the Offer to Exchange ("Interests of Directors and Officers; Transactions and Arrangements Involving the Options"), Schedule A of the Offer to Exchange ("Information About the Directors and Executive Officers of Extensity") and the section entitled "Security Ownership of Certain Beneficial Owners and Management" in Extensity, Inc.'s Definitive Proxy Statement on Schedule 14A filed April 24, 2001 is incorporated herein by reference.



ITEM 12.         EXHIBITS.

    EXHIBIT
     NUMBER                               DESCRIPTION
    -------                               -----------
 99.(a)(1)(A)*   Offer to Exchange, dated May 4, 2001.

 99.(a)(1)(B)*   Form of Electronic Letter of Transmittal.

 99.(a)(1)(C)*   Form of Summary of Terms.

 99.(a)(1)(D)    Form of Election Form.

 99.(a)(1)(E)*   Form of Notice of Change in Election from Accept to Reject.

 99.(a)(1)(F)*   Form of Notice of Change in Election from Reject to Accept.

 99.(a)(1)(G)    Extensity, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange
                 Commission on March 30, 2001 and incorporated herein by
                 reference.

 99.(a)(1)(H)    Extensity, Inc. Definitive Proxy Statement on Schedule 14A filed with the
                 Securities and Exchange Commission on April 24, 2001 and
                 incorporated herein by reference.

 99.(a)(1)(I)    Presentation to Employees.

 99.(a)(1)(J)    Form of Electronic Communication to Employees (including
                 Exhibit 1 -- Amendments to the Offer to Exchange and Summary of
                 Terms).

 99.(a)(1)(K)    Form of Electronic Communication to Employees.

 99.(a)(1)(L)    Form of Confirmation Letter to Employees.

 99.(b)          Not applicable.

 99.(d)(1)       Extensity, Inc.'s 1996 Stock Option Plan (filed as Exhibit
                 10.10 to the Company's Registration Statement on Form S-1
                 (No. 333-90979) filed on November 15, 1999 and which Exhibit
                 10.10

CUSIP NO. 302255104

                 is incorporated herein by reference).

   99.(d)(2)     Extensity, Inc.'s 2000 Employee Stock Purchase Plan (filed as Exhibit 10.11 with the Company's Registration Statement on Form S-1 (No. 333-90979) filed on November 15, 1999 and which Exhibit 10.11 is incorporated herein by reference).

   99.(d)(3)     Extensity, Inc.'s 2000 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 with the Company's S-8 Registration Statement (No. 333-45748) filed on
                 September 13, 2000 and which Exhibit 4.3 is incorporated herein by reference).

    99.(g)       Not applicable.

    99.(h)       Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.

CUSIP NO. 302255104

                                    SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 18, 2001

                                            EXTENSITY, INC.

                                            By: /s/ Robert A. Spinner
                                               ---------------------------------
                                            Name:  Robert A. Spinner
                                            Title: President and Chief Executive
                                                   Officer

CUSIP NO. 302255104

                                INDEX OF EXHIBITS

    EXHIBIT
     NUMBER                               DESCRIPTION
    -------                               -----------
 99.(a)(1)(A)*   Offer to Exchange, dated May 4, 2001.

 99.(a)(1)(B)*   Form of Electronic Letter of Transmittal.

 99.(a)(1)(C)*   Form of Summary of Terms.

 99.(a)(1)(D)    Form of Election Form.

 99.(a)(1)(E)*   Form of Notice of Change in Election from Accept to Reject.

 99.(a)(1)(F)*   Form of Notice of Change in Election from Reject to Accept.

 99.(a)(1)(G)    Extensity, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange
                 Commission on March 30, 2001 and incorporated herein by
                 reference.

 99.(a)(1)(H)    Extensity, Inc. Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 24, 2001 and
                 incorporated herein by reference.

 99.(a)(1)(I)    Presentation to Employees.

 99.(a)(1)(J)    Form of Electronic Communication to Employees (including
                 Exhibit 1 -- Amendments to the Offer to Exchange and Summary of
                 Terms).

 99.(a)(1)(K)    Form of Electronic Communication to Employees.

 99.(a)(1)(L)    Form of Confirmation Letter to Employees.

    99.(b)       Not applicable.

   99.(d)(1)     Extensity, Inc.'s 1996 Stock Option Plan (filed as Exhibit 10.10 to the
                 Company's Registration Statement on Form S-1 (No. 333-90979) filed on
                 November 15, 1999 and which Exhibit 10.10 is incorporated
                 herein by reference).

   99.(d)(2)     Extensity, Inc.'s 2000 Employee Stock Purchase Plan (filed as Exhibit 10.11 with the Company's Registration Statement on Form S-1 (No. 333-90979) filed on November 15, 1999 and which Exhibit 10.11 is incorporated herein by reference).

   99.(d)(3)     Extensity, Inc.'s 2000 Nonstatutory Stock Option Plan (filed as Exhibit 4.3 with the Company's S-8 Registration Statement (No. 333-45748) filed on
                 September 13, 2000 and which Exhibit 4.3 is incorporated herein by reference).

    99.(g)       Not applicable.

    99.(h)       Not applicable.

* Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on May 4, 2001.